Exhibit 10.63

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

EQUITY INCENTIVE COMPENSATION PLAN

The Amended and Restated Equity Incentive Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Fair Market Value: In order to clarify the definition of Fair Market Value and provide for real-time processing of transactions under the Plan, the second paragraph of Section 6.(A) of the Plan is hereby amended in its entirety to read as follows:

For the purposes of the Plan, “Fair Market Value” means, as of any given transaction date, the following: (1) if the Company’s Shares are listed on a national securities exchange at the time of the transaction, then the Fair Market value of each Share shall be no less than the average of the highest and lowest selling price on such exchange on the transaction date, or if there were no sales on said date, then on the next prior business day on which there were sales; (2) if the Company’s Shares are traded other than on a national securities exchange on the transaction date, then the Fair Market Value of each Share shall be not less than the last sale price as reported on the Nasdaq National Market System as of the close of the regular trading day or the mean between the bid and asked price as reported on the National Association of Securities Dealers as the case may be, on the transaction date, or if there is no sale price or bid and asked price on said date, then on the next prior business date on which there was a sale price or bid or asked price. Notwithstanding the foregoing, Fair Market Value may be determined at the time of such transaction and according to the standard market processes or the procedures of the Plan’s third party administrator, as applicable.

3. Restricted Shares: In order to clarify the definition of the “fair market value” of Shares accepted as payment for the purchase of Restricted Shares, the second sentence of Section 7.(A) of the Plan is hereby amended in its entirety to read as follows:

Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) actual or constructive delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

4. Performance Shares: In order to clarify the definition of the “fair market value” of Shares accepted as payment for the purchase of Performance Shares, the second sentence of Section 8.(B) of the Plan is hereby amended in its entirety to read as follows:

Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

5. Effective Date; Construction: The effective date of this amendment is August 15, 2008 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.